Exhibit 107

F-1

(Form Type)

Meiwu Technology Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, no par value per share	Rule 457(o)	30,000,000	(1)	$0.8010	$24,030,000.00	(2)	0.00015310	$3,678.99

		Ordinary Shares, no par value per share	Rule 457(o)	30,000,000		$0.8010	$24,030,000.00		0.00015310	$3,678.99

		Total Offering Amounts		$48,000,000						$7,357.99
		Total Fees Previously Paid								$7,810.99
		Total Fee Offsets								$7,810.99
		Net Fee Due								$0

(1)	As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered include an aggregate of 60,000,000 Ordinary Shares, consisting of (i) 30,000,000 Ordinary Shares offered by the Company and (ii) 30,000,000 Ordinary Shares offered by the selling shareholder named in the registration statement.

(2)	This estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The proposed maximum offering price is calculated on the average of the high ($0.8320) and low prices($0.7700) for the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on November 12, 2024.